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                                                                     Exhibit 3.3

                           CERTIFICATE OF AMENDMENT

                                      OF

                         CERTIFICATE OF INCORPORATION

     The Limited, Inc., a corporation organized and existing under and by the General Corporation Law of the State of Delaware, DOES HERBY CERTIFY:

     First: That at a meeting of the Board of Directors of said corporation, resolutions were duly adopted setting forth proposed amendments to the Certificate of Incorporation of said corporation, declaring said amendments to be advisable and calling a meeting of stockholders for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

               RESOLVED, that a new Section 5 be added to Article Sixth of the Certificate of Incorporation and approved to read in its entirety as follows:

               Section 5.  Elimination of Certain Personal Liability of
                           --------------------------------------------
          Directors. A director of this Corporation shall not be personally
          ---------
          liable to the Corporation or its stockholders for monetary damages for breach of any fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
          (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derives an improper personal benefit. If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this Section to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. The foregoing limitation on liability shall not apply to acts or omissions occurring prior to the effective date of this Section.

               RESOLVED, that Article Thirteenth of the Certificate of Incorporation be added and approved to read in its entirety as follows:





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     THIRTEENTH.

     Section 1.  Vote Required for Certain Business Combinations. The
                 -----------------------------------------------
affirmative vote of the holders of not less than 75 percent of the outstanding shares of "Voting Stock" (as hereinafter defined) held by stockholders other than an "Interested Person" (as hereinafter defined) shall be required for the approval or authorization of any "Business Combination" (as hereinafter defined) of the Corporation with any Interested Person; provided, however, that the 75 percent voting requirement shall not be applicable if:

     (a) the "Continuing Directors" (as hereinafter defined) of the Corporation by at least a two-thirds vote (i) have expressly approved in advance the acquisition of the outstanding shares of Voting Stock that caused such Interested Person to become an Interested Person, or (ii) have expressly approved such Business Combination either in advance of or subsequent to such Interested Person's having become an Interested Person; or

     (b) the cash or fair market value (as determined by at least two-thirds of the Continuing Directors) of the property, securities or "Other Consideration to be Received" (as hereinafter defined) per share by holders of Voting Stock of the Corporation in the Business Combination is not less than the "Fair Price" (as hereinafter defined) paid by the Interested Person in acquiring any of its holdings of the Corporation's Voting Stock.

     Section 2.  Definitions.  Certain words and terms as used in this Article
                 -----------
THIRTEENTH shall have the meanings given to them by the definitions and descriptions in this Section.

     2.1. Business Combination.  The term "Business Combination" shall mean
          --------------------
(a) any merger or consolidation of the Corporation or a subsidiary of the Corporation with or into an Interested Person, (b) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage or any other security device, of all or any "Substantial Part" (as hereinafter defined) of the assets either of the Corporation (including without limitation, any

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voting securities of a subsidiary) or of a subsidiary of the Corporation to an
Interested Person, (c) any merger or consolidation of an Interested Person, with or into the Corporation or a subsidiary of the Corporation, (d) any sale, lease, exchange, transfer or other disposition, including without limitation, a mortgage or other security device, of all or any Substantial Part of the assets of an Interested Person to the Corporation or a subsidiary of the Corporation,
(e) the issuance or transfer by the Corporation or any subsidiary of any securities of the Corporation or a subsidiary of the Corporation to an Interested Person, (f) any reclassification of securities, recapitalization or other comparable transaction involving the Corporation that would have the effect of increasing the Voting power of any Interested Person with respect to Voting Stock of the Corporation, and (g) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

     2.2. Interested Person. The term "Interested Person" shall mean and include
          -----------------
any individual, corporation, partnership or other person or entity which, together with its "Affiliates" and "Associates" (as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect at the date of the adoption of this Article THIRTEENTH by the stockholders of the Corporation), "Beneficially Owns" (as defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect at the date of the adoption of this Article THIRTEENTH by the stockholders of the Corporation) in the aggregate 20 percent or more of the outstanding Voting Stock of the Corporation, and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity. Without limitation, any share of Voting Stock of the Corporation that any Interested Person has the right to acquire at any time (notwithstanding that Rule 13d-3 deems such shares to be beneficially owned only if such right may be exercised within 60 days) pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed to be Beneficially Owned by the Interested Person and to be outstanding for purposes of this definition. An Interested

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Person shall be deemed to have acquired a share of the Voting Stock of the
Corporation at the time when such Interested Person became the Beneficial Owner thereof. With respect to the shares owned by Affiliates, Associates or other persons whose ownership is attributed to an Interested Person under the foregoing definition of Interested Person, if the price paid by such Interested Person for such shares is not determinable by two-thirds of the Continuing Directors, the price so paid shall be deemed to be the higher of (a) the price paid upon the acquisition thereof by the Affiliate, Associate or other person or
(b) the market price of the shares in question at the time when the Interested Person became the Beneficial Owner thereof.

     2.3  Voting Stock.  The term "Voting Stock" shall mean all of the
          -------------
outstanding shares of Common Stock of the Corporation and any outstanding shares of Preferred Stock entitled to vote on each matter on which the holders of record of Common Stock shall be entitled to vote, and each reference to a proportion of Shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.

     2.4  Continuing Director.  The term "Continuing Director" shall mean a
          -------------------
Director who was a member of the Board of Directors of the Corporation immediately prior to the time that the Interested Person involved in a Business Combination became an interested Person, or a Director who was elected or appointed to fill a vacancy after the date the Interested Person became an Interested Person by a majority of the then-current Continuing Directors.

     2.5  Fair Price.  The term "Fair Price" shall mean the following: If there
          ----------
is only one class of capital stock of the Corporation issued and outstanding, the Fair Price shall mean the highest price that can be determined by a majority of the Continuing Directors to have been paid at any time by the Interested Person for any share or shares of that class of capital stock. If there is more than one class of capital stock of the Corporation issued and outstanding, the Fair Price shall mean with respect to each class and series of capital stock of the Corporation, the amount determined by a majority of the

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Continuing Directors to be the highest per share price equivalent of the highest price that can be determined to have been paid at any time by the Interested Person for any share or shares of any class or series of capital stock of the Corporation. In determining the Fair Price, all purchases by the Interested Person shall be taken into account regardless of whether the shares were purchased before or after the Interested Person became an Interested Person. Also, the Fair Price shall include any brokerage commissions, transfer taxes and soliciting dealers' fees paid by the Interested Person with respect to the shares of capital stock of the Corporation acquired by the Interested Person. In the case of any Business Combination with an Interested Person, a majority of the Continuing Directors shall determine the Fair Price for each class and series of the capital stock of the Corporation. The Fair Price shall also include interest compounded annually from the date an Interested Person became an Interested Person through the date the Business Combination is consummated at the publicly announced base rate of interest of Morgan Guaranty Trust Company of New York less the aggregate amount of any cash dividends paid, and the fair market value of any dividends paid in other than cash, on each share of capital stock in the same time period, in an amount up to but not exceeding the amount of interest so payable per share of capital stock.

     2.6.  Substantial Part. The term "Substantial Part" shall mean more than 20
           ----------------
percent of the fair market value as determined by two-thirds of the Continuing Directors of the total consolidated assets of the Corporation and its subsidiaries taken as a whole as of the end of its most recent fiscal year ended prior to the time the determination is being made.

     2.7.  Other Consideration to be Received. The term "Other Consideration to
          ----------------------------------
be Received" shall include, without limitation, Common Stock or other capital stock of the Corporation retained by its existing stockholders other than Interested Persons or other parties to such Business Combination in the event of a Business Combination in which the Corporation is the surviving corporation.

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               Section 3. Determinations by the Continuing Directors. In making
                          ------------------------------------------
          any determinations, the Continuing Directors may engage such persons, including investment banking firms and the independent accountants who have reported on the most recent financial statements of the Corporation, and utilize employees and agents of the Corporation, who will, in the judgment of the Continuing Directors, be of assistance to the Continuing Directors. Any determinations made by the Continuing Directors, acting in good faith on the basis of such information and assistance as was then reasonably available for such purposes, shall be conclusive and binding upon the Corporation and its stockholders, including any Interested Person.

               RESOLVED, that Article Fourteenth of the Certificate of Incorporation be added and approved to read in its entirety as follows:

               FOURTEENTH. The provisions set forth in Article THIRTEENTH and in this Article FOURTEENTH may not be amended, altered, changed or repealed in any respect unless such action is approved by the affirmative vote of the holders of not less than 75 percent of the outstanding shares of Voting Stock (as defined in Article THIRTEENTH) of the Corporation at a meeting of the stockholders duly called for the consideration of such amendment, alteration, change or repeal; provided, however, that if there is an Interested Person (as defined in Article THIRTEENTH), such action must also be approved by the affirmative vote of the holders of not less than 75 percent of the outstanding shares of Voting Stock held by the stockholders other than the Interested Person.

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held, upon notice and in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

     THIRD: That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

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     IN WITNESS WHEREOF, The Limited, Inc. has caused this certificate to be signed by Leslie H. Wexner, its Chairman of the Board, and attested by Robert H. Morosky, its Assistant Secretary, this 19th day of May, 1987.

                                        THE LIMITED, INC.

                                        By /s/ Leslie H. Wexner
                                           ---------------------------------
                                           Leslie H. Wexner, Chairman of the
                                           Board

ATTEST:

By /s/ Robert H. Morosky
   -----------------------------
   Robert H. Morosky,
   Assistant Secretary


1491G
05/26/87


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